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FORM 4
                                             _________________________________
                                             |          OMB APPROVAL         |
[ ] CHECK THIS BOX IF NO LONGER SUBJECT      _________________________________
    TO SECTION 16. FORM 4 OR FORM 5          | OMB Number:         3235-0287 |
    OBLIGATIONS MAY CONTINUE.  SEE           | Expires:     January 31, 2005 |
    INSTRUCTION 1(b).                        | Estimated average burden      |
                                             | hours per response....... 0.5 |
                                             _________________________________


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*

   BURTON             ROBERT
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   (Last)            (First)

   c/o Moore Corporation Limited
   One Canterbury Green, 6th Floor
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                     (Street)

   Stamford,               CT           06901
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   (City)               (State)         (Zip)

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2. Issuer Name and Ticker or Trading Symbol

   MOORE CORPORATION LIMITED (MCL)

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3. IRS Identification Number of Reporting Person, if an entity (voluntary)



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4. Statement for Month/Day/Year

   10/21/02

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5. If Amendment, Date of Original (Month/Day/Year)

   10/21/02

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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [X] Director                             [ ] 10% Owner
   [X] Officer (give title below)           [ ] Other (specify title below)

   Chairman, President & Chief Executive Officer
   --------------------------------------------------

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7. Individual or Joint/Group Filing (Check Applicable Line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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
                        TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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                                                                                      5. Amount of      6. Owner-
                                                                                         Securities        ship
                     2. Trans-  2A. Deemed     3. Trans-   4. Securities Acquired (A)    Beneficially      Form:
                        action      Execution     action      or Disposed of (D)         Owned Following   Direct     7. Nature of
                        Date        Date,         Code        (Instr. 3, 4 and 5)        Reported          (D) or        Indirect
1. Title of Security    (Month/     if any     (Instr. 8)  --------------------------    Transaction(s)    Indirect      Beneficial
   (Instr. 3)           Day/        (Month/    ----------  Amount    (A) or     Price    (Instr.           (I)           Ownership
                        Year)       Day/Year)  Code    V             (D)                 3 and 4)          (Instr. 4)    (Instr. 4)
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
----------------------------------------------------------------------------------------------------------------------------------
Common Stock          10/17/02                  A          100,000     A                1,381,754             D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.               (Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                SEC 1474 (9-02)


POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                    (E.G. PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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    1.        2.       3.    3A.          4.       5.            6.                 7.          8.       9.        10.       11.
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                                                                               Title and             Number of  Ownership
                                               Number of    Date Exer-         Amount of             Derivative Form of
                                               Derivative   cisable and        Underlying            Securities Deriv-
                                               Securities   Expiration         Securities     Price  Benefi-    ative
            Conver-                    Trans-  Acquired (A) Date (Month/       (Instr. 3      of     cially     Security:
            sion or  Trans-  Deemed    action  or Disposed   Day/Year)          and 4)        Deriv- Owned      Direct
            Exercise action  Execution Code    of (D)       --------------    --------------  ative  Following  (D) or    Nature of
Title of    Price of Date    Date,     (Instr. (Instr. 3,   Date                      Amount  Secur- Reported   Indirect  Indirect
Derivative  Deriv-   (Month/ if any     8)      4 and 5)    Exer-    Expir-           or Num- ity    Trans-     (I)       Beneficial
Security    ative     Day/   (Month/   ------- ----------   cis-     ation            ber of  (Instr.action(s)  (Instr.   Ownership
(Instr. 3)  Security  Year)  Day/Year) Code V  (A)   (D)    able     Date     Title   Shares   5)    (Instr. 4)  4)       (Instr. 4)
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
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Employee  CDN$14.855 10/17/02           A      200,000 25%  10/17/03 10/17/12 Common  200,000 CDN    700,000     D        N/A
Stock                                                  25%  10/17/04                         $14.855
Option -                                               25%  10/17/05
2001 LTIP                                              25%  10/17/06
(right to
buy)
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

Explanation of Responses:

              /s/ Robert G. Burton                           November 1, 2002
              ----------------------------------------     --------------------
              ** Signature of Reporting Person                     Date


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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